TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (this “Agreement”), dated June 25, 2013, is entered into by and between Arch Therapeutics, Inc., a Massachusetts corporation (the “Company”), and Dr. Terrence W. Norchi (“T. Norchi”), with respect to the following facts:

A. The Company and T. Norchi are parties to that certain letter agreement dated November 1, 2010 setting forth the terms of T. Norchi’s compensation for service as an employee of the Company (the “Employment Agreement”).

B. The Company has issued to T. Norchi that certain promissory note dated January 21, 2010 (the “Promissory Note”), pursuant to which the Company is obligated to pay to T. Norchi an aggregate principal amount of $275,200 plus accrued interest thereon at the agreed rate of 6% per annum through December 31, 2009 and 10% per annum thereafter, as set forth in the Promissory Note.

C. The Company is a party to that certain Agreement and Plan of Merger dated May 10, 2013 by and among Arch Therapeutics, Inc., a Nevada corporation (“Parent”), Arch Acquisition Corporation, a wholly owned subsidiary of Parent, and the Company, pursuant to which Arch Acquisition Corporation will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”).

D. The Company and T. Norchi now desire to terminate in full the Employment Agreement, effective as of the closing of the Merger (the “Closing”), and the Promissory Note effective as of the date of the repayment of amounts owed thereunder, all pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.                  TERMINATION.

1.1              Employment Agreement. Effective as of and conditioned upon the Closing, each of the Company and T. Norchi terminate the Employment Agreement by mutual agreement. Effective as of such termination, all rights and obligations of each of the Company and T. Norchi under the Employment Agreement shall be deemed satisfied in full and each such party shall have no further obligations thereunder. Without limiting the generality of the foregoing, T. Norchi hereby waives in full any rights he may have, have had or be deemed to have under the Employment Agreement with respect to cash, equity or other compensation owed by the Company. Notwithstanding anything to the contrary in the Employment Agreement, no terms or conditions of the Employment Agreement shall survive the termination thereof set forth in this Section 1.1.

1.2              Promissory Note. The Company and T. Norchi hereby acknowledge and agree that, as of June 24, 2013, the Company has paid in full all amounts owed under the Promissory Note and, effective as of such repayment, the Promissory Note is terminated in all respects, and all of the Company’s obligations under the Promissory Note have been satisfied in full and the Company has no further obligations thereunder. Without limiting the generality of the foregoing, T. Norchi hereby waives in full any rights he may have, have had or be deemed to have under the Promissory Note with respect to any equity or rights to receive equity thereunder. Notwithstanding anything to the contrary in the Promissory, no terms or conditions of the Promissory Note shall survive the termination thereof set forth in this Section 1.2.

2.                  RELEASE.

2.1              Release. T. Norchi, on behalf of himself and his successors and assigns, hereby forever and fully, generally and specifically, separately and collectively, releases, absolves and discharges the Company and its past and present agents, employees, officers, directors, shareholders, insurers, executors, attorneys, administrators, predecessors, successors, assigns, divisions, subsidiaries and affiliated companies and partnerships (collectively, the “Company Affiliates”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, at law, in equity or otherwise, known and unknown, discoverable and undiscoverable, suspected and unsuspected, disclosed and undisclosed, fixed or contingent, which T. Norchi or his successors and assigns ever had, now has, or hereafter can, shall or may claim to have, existing as of the date of this Agreement and arising out of, resulting from or related to the Employment Agreement or the Promissory Note (collectively, the “Released Claims”).

2.2              Acknowledgement. T. Norchi, on behalf of himself and his successors and assigns, acknowledges that the release set forth in this Section 2 is intended to include a release of presently unknown and unsuspected claims, and expressly waives any and all rights which it may have under any state or federal statute or common law principle to the contrary. T. Norchi acknowledges that there is a risk that subsequent to the execution of this Agreement he may discover additional facts related to the Released Claims, or may discover, incur, suffer or sustain injury, loss, damage, costs, attorneys’ fees, expenses, or any of these, which are in some way caused by or connected with the Released Claims, or which are unknown and unanticipated as of the date hereof, or which are not presently capable of being ascertained. Nevertheless, T. Norchi acknowledges that this Agreement has been negotiated and agreed in light of that realization, and intends the release set forth in this Section 2 to include unknown and unsuspected claims within the scope of the subject matter of the release.

3.                  Miscellaneous.

3.1              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

3.2              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above to be effective as of the Closing.

ARCH THERAPEUTICS, INC.

By:	/s/ Avtar Dhillon

Name:	Avtar Dhillon

Title:	Director

/s/ Terrence W. Norchi
Terrence W. Norchi